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EXHIBIT 10(h)


                        USX SUPPLEMENTAL THRIFT PROGRAM

                            Effective April 1, 1983
                          As Amended November 1, 1994

         The term "Member" as used herein means an employee of USX Corporation (the "Corporation") or a subsidiary company who is eligible to participate in the USX Corporation Savings Fund Plan for Salaried Employees and who (1) is a member of the Executive Management Group or (2) has covered compensation (eligible salary) for the current year that is greater than the compensation limits of Section 401(a)(17) of the Internal Revenue Code.

         With respect to a Member who is a member of the Executive Management Group such Member may elect, as of the start of the next calendar year, to have the matching company contribution amount which would otherwise have been deposited in the USX Corporation Savings Fund Plan for Salaried Employees (the
Plan) placed into the USX Supplemental Thrift Program ("Program").

         With respect to any Member whose ability to save on both a pre- and after-tax basis under the Plan at a rate at least equal to the maximum rate of company contributions applicable to his service is restricted by law (including the limitations under Internal Revenue Code Sections 401(a)(17), 401(k), 402(g) and 415) or where such Member's ability to save on an after-tax basis under the Plan at a rate at least equal to the maximum rate of company contributions applicable to his service is restricted by Section 401(m) of the Internal Revenue Code, the full matching company contributions will be credited each month to such Member's account under the Program regardless of the rate of savings under the Plan.

        The amount placed in the Program will be credited to each Member's account (book entry only) in the same manner as if the amount had been deposited in the Plan for investment in Corporation stock. For purposes of this Program, Corporation stock shall mean, with respect to Members who are employed in the steel and diversified businesses of the Corporation, USX-U. S. Steel Group Common Stock ("Steel Stock") and, with respect to all other Members, a combination of USX-Marathon Group Common Stock ("Marathon Stock") and Steel Stock having the same ratio to each other as the ratio of the Market Capitalization of the Marathon Stock to the Market Capitalization of the Steel Stock as of the last day of the month preceding the date on which such amounts are credited to Member's account. "Market Capitalization" shall mean, on any day, the product of the total number of shares of Marathon Stock or Steel Stock, as the case may be, outstanding on such day, times the closing market price on the New York Stock Exchange of a share of Marathon Stock or Steel Stock, as the case may be, on such day. The Plan rules for eligibility, Corporation stock values, share determination, beneficiary designation and vesting except as hereinafter provided, will be applicable to this Program. At death, termination of employment with five or more years of continuous service, or termination of employment prior to attaining five years of continuous service with the consent of the Corporation, the total value of the Member's account will be paid to the Member at that time. Upon termination of employment under conditions other than those described in the preceding sentence, the payment to the Member shall be limited to the value of the Member's account which has vested.

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         The value of the Member's account payable at death or retirement, except in the case of a Member who terminates employment prior to age 60 without the consent of the Corporation, will be increased, where applicable, to an amount which will provide the Member with an amount necessary to produce the net after-tax distribution (based on the maximum individual tax rate in effect at date of distribution) which would have been realized had the value of the company contributions credited to the Member's account been included with the Member's account under the Plan and the total combined value been distributed in cash. This increase will be limited to Members who are eligible for favorable tax treatment (5/10-year forward averaging) on a distribution from a tax-qualified plan. In determining the amount of increase, any favorable tax treatment the Member would be entitled to receive will be based solely on the total combined distribution from the Plan, while the effects, if any, of the additional early withdrawal tax or the excise tax on excess distributions from the Plan will be disregarded.

         Benefits provided by this Program shall be paid in cash out of general assets of the Member's employing company.

         The Vice President-Administration of the United States Steel and Carnegie Pension Fund is responsible for administration of this Program.

         USX Corporation reserves the right to make any changes in this Program or to terminate this Program as to any or all groups of employees covered under this Program. Any amendment to this Program which changes this Program (including any amendment which increases, reduces or alters the benefits of this Program) or any action which terminates this Program to any or all groups shall be made by a resolution of the USX Corporation Board of Directors (or any authorized committee of such Board) adopted in accordance with the bylaws of USX Corporation and the corporation law of the state of Delaware.